Exhibit 10(j)

As Approved December 12, 2011

CUMMINS INC.
2006 EXECUTIVE RETENTION PLAN

(Effective as of January 1, 2006 and amended on December 12, 2011)

The Board of Directors of Cummins Inc. (the “Company”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of its executives, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company. The Board of Directors (the “Board”) believes it is imperative to diminish the inevitable distraction of the executives by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the executives’ full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the executives with updated compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the executives will be satisfied and which are competitive with those of other major U.S. industrial corporations. In order to accomplish these objectives, the Board has caused the Company to adopt this Cummins Inc. 2006 Executive Retention Plan (the “Plan”).

This Plan supersedes any other severance pay or salary continuance plan or program adopted by the Company to retain and protect its employees in the event of a Change of Control, specifically including the “Cummins Engine Company, Inc. Executive Retention Plan”, effective October 10, 1995, as amended, and the Company’s Key Employee Compensation Protection Plan, effective as of April 3, 1984.

1.             Definitions.  In addition to other terms defined elsewhere herein, the following terms shall have the following meanings, such meanings to be equally applicable to both the singular and plural forms of the terms defined.

(a)           “Affiliate” means (i) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and/or (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Board.

(b)           “Bonus Payment” means, in the case of a Tier Two Participant, one annual bonus payment as calculated under the Bonus Plan applicable to the Participant in effect prior to the Change of Control and adjusted as provided in the next sentence.  In making the calculations under the Bonus Plan, the Participant’s “Base Salary” (as defined therein) shall be the annual rate in effect immediately prior to the date of Termination or the effective date of the Change of Control, whichever is higher, and the applicable “Bonus Factor” (as defined therein) in each case shall be 1.0 without regard to the Company’s actual performance under the performance measures during the measurement period.

(c)           “Bonus Plan” shall mean the Company’s Target Bonus Plan or the Company’s Senior Executive Target Bonus Plan, as applicable, or any successor plans thereto, and shall not include the Company’s Longer-Term Performance Plan or the Company’s Senior Executive Longer Term Performance Plan or any successor plans thereto.

(d)           “Change of Control” shall mean the occurrence of any of the following: (i) there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s common stock would be converted in whole or in part into cash, other securities or other property, other than a merger of the Company in which the holders of the Company’s common stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company (other than a sale, lease, exchange or transfer to any Affiliate or to an entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportion as their ownership of stock in the Company); or (ii) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company; or (iii) any “person” (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company or a subsidiary thereof or any employee benefit plan sponsored by the Company or a subsidiary thereof, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise; or (iv) at any time during a period of two consecutive years, individuals who, at the beginning of such period constituted the Board, shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company’s shareholders of each new director during such two-year period was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such two-year period; or (v) any other event shall occur that would be required to be reported in response to Item 6(e) (or any successor provision) of Schedule 14A of Regulation 14A promulgated under the Exchange Act.

(e)           “Chief Executive Officer” means the Chief Executive Officer of the Company designated as such by the Board from time to time.

(f)            “Chief Executive Officer’s Bonus Payment” means three annual bonus payments as calculated under, and payable at the times contemplated in, the Bonus Plan applicable to the Chief Executive Officer as in effect prior to the Change of Control and adjusted as provided in the next sentence.  In making the calculations under the Bonus Plan, the Chief Executive Officer’s “Base Salary” (as defined therein) shall be the annual rate in effect immediately prior to the date of Termination or the effective date of the Change of Control, whichever is higher, and the applicable “Bonus Factor” (as defined therein) in each case shall be 1.0 without regard to the Company’s actual performance under the performance measures during the measurement period.

(g)           “Participant” shall have the meaning given in Section 2.

(h)           “Severance Period” means (i) in the case of the Chief Executive Officer, a period of thirty-six (36) months following the date of Termination, (ii) in the case of a Tier One Participant, a period of twenty-four (24) months following the date of Termination and (iii) in the case of a Tier Two Participant, a period of twelve (12) months following the date of Termination.

(i)            “Subsidiary” means any entity in which the Company, directly or indirectly, possesses fifty percent (50%) or more of the total combined voting power of all classes of stock.

(j)            “Termination for Cause” means a termination of a Participant’s employment by the Company or a Subsidiary due to (i) the willful and continued failure of the Participant to perform substantially the Participant’s duties with the Company or one of its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Participant has not substantially performed the Participant’s duties, or (ii) the Participant’s conviction of a felony.

For purposes of this definition, no act or failure to act on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company. The cessation of employment of the Participant shall not be deemed to be a termination for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Participant is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(k)           “Termination for Good Reason” means a termination of a Participant’s employment by the Participant within 90 days following (i) the assignment to the Participant of any duties inconsistent in any respect with the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant, (ii) the Company’s requiring the Participant to be based at any office or location farther than 50 miles away from the location at which the Participant is based on the effective date of the

Change of Control or the Company’s requiring the Participant to travel on Company business to a substantially greater extent than required immediately prior to the effective date of the Change of Control, (iii) a reduction in the Participant’s annual base salary or participation level or opportunity in any bonus or other incentive compensation plan or program of the Company, (iv) a material reduction in the aggregate value of the pension and welfare benefits provided to the Participant from those in effect on the effective date of the Change of Control (other than a reduction which is proportionate to the reductions applicable to other senior participants pursuant to a cost-saving plan that includes all senior participants) or (v) a material breach of any provision of this Plan by the Company.

For purposes of this definition, any good faith determination of “Good Reason” made by the Participant shall be conclusive.

(l)            “Termination Without Cause” means any termination of the Participant’s employment by the Company or a Subsidiary other than a Termination for Cause.

(m)          “Tier One Participant” means an officer or other employee of the Company designated as a Tier One Participant by the Board from time to time for purposes of receiving payments and benefits under the Plan.

(n)           “Tier Two Participant” means an officer or other employee of the Company designated as a Tier Two Participant by the Board from time to time for purposes of receiving payments and benefits under the Plan.

(o)           “Tier One Participant’s Bonus Payment” means two annual bonus payments as calculated under, and payable at the times contemplated in, the Bonus Plan applicable to the Tier One Participant in effect prior to the Change of Control and adjusted as provided in the next sentence. In making the calculations under the Bonus Plan, the Participant’s “Base Salary” (as defined therein) shall be the annual rate in effect immediately prior to the date of Termination or the effective date of the Change of Control, whichever is higher, and the applicable “Bonus Factor” (as defined therein) in each case shall be 1.0 without regard to the Company’s actual performance under the performance measures during the measurement period.

2.             Eligibility.  “Participants” in this Plan shall consist of the Chief Executive Officer and those individuals who are from time to time designated as Tier One Participants or Tier Two Participants by the Board.  A Participant whom the Board determines is no longer the Chief Executive Officer, a Tier One Participant or a Tier Two Participant for purposes of this Plan shall cease to be a Participant in this Plan when so notified of such determination; provided that, notwithstanding anything to the contrary herein, no such determination, and no other change in a Participant’s designation that would result in fewer benefits being paid under this Plan to such Participant, shall be made, and if made shall have no effect, (a) within two years after a Change of Control or (b) during any period in which the Company has knowledge that a third person has taken steps reasonably calculated to effect a Change of Control until, in the opinion of the Board, such person has abandoned or terminated its efforts to effect a Change of Control.

3.             Termination Payments.  In the event of a Termination Without Cause or a Termination for Good Reason (in either such case a “Termination”) in connection with or following any Change of Control and before the second anniversary of the effective date of the Change of Control, the Company shall pay to the Participant the following:

(a)           a lump-sum cash payment in an amount equal to salary payments for the number of months in the Severance Period applicable to the Participant at the monthly rate in effect immediately prior to the date of Termination or the effective date of the Change of Control, whichever is higher; and

(b)           a lump-sum cash payment in an amount equal to (i) in the case of the Chief Executive Officer, the Chief Executive Officer’s Bonus Payment, (ii) in the case of a Tier One Participant, the Tier One Participant’s Bonus Payment applicable to the Participant and (iii) in the case of a Tier Two Participant, the Bonus Payment applicable to the Participant.

In addition, the Participant shall receive a lump-sum cash payment equal to the present value of the following: (i) the additional pension benefits that would have accrued under any defined benefit pension retirement plan and supplemental pension plan maintained by the Company or a Subsidiary if the Participant had remained in the employ of the Company or a Subsidiary for the Severance Period and his compensation continued to be paid at the same rate as in effect immediately prior to such Termination or Change of Control, whichever is higher (and on the basis of the assumption that participation and benefits under such plans are not frozen or reduced) and (ii) the value of employee welfare benefits coverage (including, but not limited to, coverage under any life insurance, medical, dental, disability and financial advisory arrangements or programs) to which the Participant would have been entitled, based on the level of coverage in effect at Termination, under all employee benefit plans, programs, policies or arrangements maintained by the Company at the time of the Termination or Change of Control, whichever are more favorable to the Participant, if the Participant had remained in its employ for the Severance Period (in each case, with respect to the preceding clauses (i) and (ii) on an after-tax basis where such benefits if provided through the employee benefit plan would not be taxable to the Participant, with the after-tax basis determined on the assumption that the Participant pays federal income taxes at the highest marginal rate of federal income taxation in the relevant calendar year and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Participant’s residence for the relevant calendar year, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes). For purposes hereof, present value shall be determined using the factors specified in the Company’s qualified pension plan for determining lump sum payments as in effect for the year the payment is to be made.  The amounts of any lump-sum payments described in this Section 3 shall be determined and such payments shall be made as soon as possible (but in no event more than 90 days) following the Participant’s Termination; provided, however, that, to the extent necessary, in the good faith determination of the Company, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if the Participant is deemed to be a “specified employee” for purposes of Section 409A of the Code, payment under this Plan shall be made on the first business day following the date that is six (6) months after the date of Termination.

4.             Nonexclusivity of Rights. Nothing in this Plan shall prevent or limit any Participant’s continuing or future participation in any plan, program, policy or practice provided by the Company or any Affiliates and for which the Participant may qualify, nor shall anything herein limit or otherwise affect such rights as a Participant may have under any contract or agreement with the Company or any Affiliates. Amounts which are vested benefits or which a Participant is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any Affiliates at or subsequent to a Change of Control or Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly superseded by this Plan.

5.             Full Settlement.  The Company’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against a Participant or others. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Participant may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Participant or others of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance hereof (including as a result of any contest by the Participant about the amount of any payment pursuant to this Plan), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 1274(d) of the Code.  Such payments shall be paid to the Participant as soon as practicable after the Participant submits the invoices for such expenses to the Company, but in all cases no later than the end of the calendar year following the year in which such expenses were incurred.

6.             Application of Limits on Payments.

(a)           Determination of Cap or Payment. Effective December 12, 2011, notwithstanding any other provision of this Plan to the contrary, if any payments or benefits paid by the Company pursuant to this Plan (“Plan Payments”) would cause some or all of the Plan Payments or any other payments made to or benefits received by a Participant in connection with a Change of Control (such payments or benefits, together with the Plan Payments, the “Total Payments”) to be subject to the tax (“Excise Tax”) imposed by Code Section 4999 but for this Section 6, then the Total Payments shall be delivered either (i) in full or (ii) in an amount such that the value of the aggregate Total Payments that the Participant is entitled to receive shall be One Dollar ($1.00) less than the maximum amount that the Participant may receive without being subject to the Excise Tax, whichever of (i) or (ii) results in the receipt by the Participant of the greatest benefit on an after-tax basis (taking into account applicable federal, state and local income taxes and the Excise Tax).

(b)           Procedures.

(i)                                     If a Participant or the Company believes that a payment or benefit due the Participant will result in some or all of the Total Payments being subject to the Excise Tax, then the Company, at its expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel (“National Tax Counsel”) selected by the Company (which may be regular outside counsel to the Company), which opinion sets forth (A) the amount of the Base Period Income (as defined below), (B) the amount and present value of the Total Payments, (C) the amount and present value of any excess parachute payments determined without regard to any reduction of Total Payments pursuant to Section 6(a)(ii), and (D) the net after-tax proceeds to the Participant, taking into account applicable federal, state and local income taxes and the Excise Tax if (1) the Total Payments were delivered in accordance with Section 6(a)(i) or (2) the Total Payments were delivered in accordance with Section 6(a)(ii).  The opinion of National Tax Counsel shall be addressed to the Company and the Participant and shall be binding upon the Company and the Participant. If such National Tax Counsel opinion determines that Section 6(a)(ii) applies, then the Plan Payments or any other payment or benefit determined by such counsel to be includable in the Total Payments shall be reduced or eliminated so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. In such event, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (x) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (y) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (z) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments).

(ii)                                  For purposes of this Section 6: (A) the terms “excess parachute payment” and “parachute payments” shall have the meanings given in Code Section 280G and such “parachute payments” shall be valued as provided therein; (B) present value shall be calculated in accordance with Code Section 280G(d)(4); (C) the term “Base Period Income” means an amount equal to the Participant’s “annualized includible compensation for the base period” as defined in Code Section 280G(d)(1); (D) for purposes of the opinion of National Tax Counsel, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Code Sections 280G(d)(3) and (4); and (E) the Participant shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation, and state and local income taxes at the highest marginal rate of taxation in the state or locality of the Participant’s domicile, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

(iii)                               If National Tax Counsel so requests in connection with the opinion required by this Section 6(b), the Company shall obtain, at the Company’s expense, and the National Tax Counsel may rely on, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Participant solely with respect to its status under Code Section 280G.

(iv)                              The Company agrees to bear all costs associated with, and to indemnify and hold harmless the National Tax Counsel from, any and all claims, damages and expenses resulting from or relating to its determinations pursuant to this Section 6, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of such firm.

(v)                                 This Section 6 shall be amended to comply with any amendment or successor provision to Code Section 280G or Code Section 4999. If such provisions are repealed without successor, then this Section 6 shall be cancelled without further effect.

7.             Successors.

(a)           Benefits under this Plan are personal to the Participant and without the prior written consent of the Company shall not be assignable by the Participant otherwise than by will or the laws of descent and distribution. This Plan shall inure to the benefit of and be enforceable by the Participant’s legal representatives.

(b)           This Plan shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Plan, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Plan by operation of law, or otherwise.  For the avoidance of doubt, no Participant shall be deemed to have undergone a Termination solely by virtue of a transfer of his or her employment from the Company to any such successor in connection with a succession to all or substantially all of the assets of the Company.

8.             Miscellaneous.

(a)           This Plan shall be governed by and construed in accordance with the laws of the State of Indiana, without reference to principles of conflict of laws. The captions of this

Plan are not part of the provisions hereof and shall have no force or effect. This Plan may not be amended or modified to reduce any Participant’s benefits otherwise than with the written consent of the Participant or the Participant’s successor or legal representative.

(b)           The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan.

(c)           The Company may withhold from any amounts payable under this Plan such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(d)           The Participant’s failure to insist upon strict compliance with any provision of this Plan or the failure to assert any right the Participant may have hereunder, including, without limitation, the right of the Participant to terminate employment for Good Reason as defined in paragraph 1(k) of this Plan, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Plan.

(e)           All the foregoing severance and benefit arrangements shall be communicated to each Participant in this Plan and shall be generally described in filings with the Securities and Exchange Commission and to the shareholders of the Company, all to the extent deemed necessary or desirable by the Company, in order that each Participant shall be deemed to have continued his employment with the Company hereafter in good faith reliance upon this Plan.